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Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
BY WILLIS LEASE FINANCE CORPORATION OF
UP TO 516,129 SHARES OF
ITS OUTSTANDING COMMON STOCK FOR AN AGGREGATE
PURCHASE PRICE NOT EXCEEDING $8 MILLION
AT A PER SHARE PURCHASE PRICE NOT LESS THAN $15.50 PER
SHARE NOR GREATER THAN $18.00 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 16, 2015, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION TIME").

        Willis Lease Finance Corporation, a Delaware Corporation (the "Company," "WLFC," "we," or "us"), is offering to purchase for cash up to 516,129 shares of its outstanding common stock, $0.01 par value per share ("common stock" or "shares"), pursuant to (i) auction tenders at prices specified by the tendering stockholders of not less than $15.50 per share nor greater than $18.00 per share ("Auction Tenders"), or (ii) purchase price tenders at the Purchase Price (as defined below) to be determined as provided herein ("Purchase Price Tenders"), in either case upon the terms and subject to the conditions described in this offer to purchase (the "Offer to Purchase") and in the related letter of transmittal (the "Letter of Transmittal," and together with this Offer to Purchase, as they may be amended or supplemented from time to time, the "Offer"). We are offering to purchase up to 516,129 shares having an aggregate purchase price not to exceed $8 million. Stockholders who wish to tender shares without specifying a price at which such shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein. Stockholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender.

        Promptly after the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single price per share (the "Purchase Price"), which will be not less than $15.50 and not greater than $18.00 per share, that we will pay for outstanding shares validly tendered in the Offer and not validly withdrawn. The Purchase Price will be the lowest price per share, not less than $15.50 and not greater than $18.00 per share, at which shares have been tendered or have been deemed to be tendered in the Offer, that will enable the Company to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $8 million. Only shares validly tendered at prices at or below the Purchase Price and not validly withdrawn will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender at a price specified in the Auction Tender that is greater than the Purchase Price will not be purchased. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than $8 million are validly tendered and not validly withdrawn, we will buy up to 516,129 shares validly tendered and not validly withdrawn. All shares purchased in the Offer will be purchased at the same price regardless of whether the stockholder tendered at a lower price. However, because of the proration, "odd lot" priority and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if more than the number of shares having an aggregate purchase price of $8 million are validly tendered at or below the Purchase Price and not validly withdrawn.

        Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $15.50 per share, the minimum Purchase Price under the Offer, the approximate number of shares that will be purchased under the Offer is 516,129 shares, representing approximately 6.3% of issued and outstanding shares of the Company as of November 13, 2015. Assuming the Offer is fully subscribed, if the Purchase Price is determined to be $18.00 per share, the maximum Purchase Price under the Offer, the approximate number of shares that will be purchased under the Offer is 444,444 shares, representing approximately 5.4% of issued and outstanding shares of the Company as of November 13, 2015.

        The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Sections 7 and 9.

        Our shares are listed on The NASDAQ Global Market ("NASDAQ") and trade under the symbol "WLFC." On November 16, 2015, the reported closing price of our shares on NASDAQ was $15.70 per share. You are urged to obtain current market quotations for our shares before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

        If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal or other Offer Documents, you should contact the Information Agent.

The Dealer Manager for the Offer is:

BofA Merrill Lynch

Bank of America Tower
One Bryant Park
New York, New York 10036
(888) 803-9655 (Toll-Free)

Offer to Purchase dated November 17, 2015

 IMPORTANT

        OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE COMPANY'S BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

        Our directors and executive officers do not intend to tender their shares in the Offer, except Donald A. Nunemaker, the Company's President, and Bradley Forsyth, the Company's Chief Financial Officer, who have indicated their non-binding intention to tender 9,000 shares and 11,000 shares, respectively. As of November 13, 2015, Mr. Nunemaker and Mr. Forsyth owned, including unvested restricted stock, 60,691 shares and 44,763 shares, respectively, which for each is less than 1% of the Company's outstanding shares. Mr. Nunemaker plans to retire as President, effective March 31, 2016, or shortly thereafter. In addition, we are not aware that any of our affiliates (as such term is defined under Rule 144 of Securities Exchange Act of 1934, as amended (the "Exchange Act")) intend to tender any shares in the Offer. See Section 11.

        If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

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  if you hold share certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the "Depositary"), at one of the addresses shown on the Letter of Transmittal;

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  if you are an institution participating in The Depository Trust Company ("DTC") and you hold your shares through DTC, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

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  if you are a holder of an award of vested restricted stock and the underlying shares are issued to you prior to the Expiration Time, you may tender the net shares you hold from such issuance in the Offer, subject to the terms and conditions of the Offer.

        If you want to tender your shares but (a) your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis, or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

        Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

        Under a Purchase Price Tender, shares will be purchased upon the terms and subject to the conditions of the Offer, at the Purchase Price. If you wish to maximize the chance that your shares will be purchased by us, you should validly tender your shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $15.50 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer of $15.50 per share.

        We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

        Questions and requests for assistance may be directed to D.F. King & Co., Inc. ("D.F. King"), the information agent for the Offer (the "Information Agent"), and Merrill Lynch, Pierce Fenner & Smith Incorporated ("Merrill Lynch"), the dealer manager for the Offer (the "Dealer Manager"), at their respective telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

        We have not authorized any person to make any recommendation on our behalf and we are not making any recommendation as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or in documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

i

 SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully, and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents relating to the Offer to which we have referred you. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase the common stock?

        The issuer of the shares, Willis Lease Finance Corporation, a Delaware Corporation (the "Company," "WLFC," "we," or "us"), is offering to purchase the Shares. See Section 1.

What will be the Purchase Price for the shares and what will be the form of payment?

        We are conducting an offer by means of a procedure commonly called a modified "Dutch auction." Upon the terms and subject to the conditions of the Offer, we are offering to purchase for cash up to 516,129 shares of our common stock, $0.01 par value ("common stock" or "shares"), pursuant to (i) Auction Tenders at prices specified by the tendering stockholders of not less than $15.50 nor greater than $18.00 per share or (ii) Purchase Price Tenders. We are offering to purchase shares having an aggregate purchase price not exceeding $8 million. Promptly after 5:00 p.m., New York City time, on December 16, 2015, unless the Offer is extended or terminated (such time, as it may be extended, the "Expiration Time"), we will, upon the terms and subject to the conditions of the Offer, determine a single price per share, the Purchase Price, which will be not less than $15.50 and not greater than $18.00 per share, that we will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $15.50 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price.

        The Purchase Price will be the lowest price per share not less than $15.50 and not greater than $18.00 per share at which shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $8 million. We will publicly announce the Purchase Price promptly after the Expiration Time and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, subject to applicable withholding taxes and without interest, to all stockholders whose shares are accepted for payment pursuant to the Offer. See Section 1.

        If you wish to maximize the chance that your shares will be purchased by us, you should validly tender your shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $15.50 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer of $15.50 per share. See Sections 1, 3 and 8.

How many of its shares is the Company offering to purchase?

        We are offering to purchase, at the Purchase Price, up to 516,129 shares of our outstanding common stock validly tendered in the Offer and not validly withdrawn up to a maximum aggregate purchase price of $8 million. Because the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $15.50 per share, the minimum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 516,129 shares. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $18.00 per share, the maximum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 444,444 shares. Assuming that the Offer is fully subscribed, the maximum of 516,129 shares that the Company is offering to purchase under the Offer represents approximately 6.3% of the total number of shares issued and outstanding as of November 13, 2015. Assuming the Offer is fully subscribed, the minimum of 444,444 shares that the Company is offering to purchase under the Offer represents approximately 5.4% of the total number of shares issued and outstanding as of November 13, 2015.

        In addition, if shares having an aggregate purchase price in excess of $8 million are validly tendered in the Offer at or below the Purchase Price and not validly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Expiration Time. See Section 1.

        The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Sections 7 and 9.

How will the Company pay for the shares?

        We intend to use our existing cash reserves as well as borrowing under our revolving line of credit to purchase the shares tendered in the Offer and to pay fees and expenses related to the Offer. The Offer is not condition upon any financing. See Section 9.

How long do I have to tender my shares?

        You may tender your shares until the Offer expires at the Expiration Time. The Offer will expire at 5:00 p.m., New York City time, December 16, 2015, unless we extend or terminate the Offer. See Sections 4, 7 and 15.

        If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

        We can extend the Expiration Time for the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Time for the Offer. We have the discretion to determine the length of any extension that we may provide, unless such extension is required by applicable law. If we extend the Expiration Time for the Offer, we will delay the acceptance of any shares that have been tendered, and any shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend or terminate the Offer, subject to applicable law. See Sections 4, 7 and 15.

How will I be notified if the Offer is extended, amended or terminated?

        If the Expiration Time for the Offer is extended, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled Expiration Time. We will announce any amendment to or termination of the Offer by issuing a press release announcing the amendment or termination. See Section 15.

What is the purpose of the Offer?

        Our Board of Directors believes that the Offer provides an efficient method of returning capital to our stockholders while building long-term stockholder value. Our Board of Directors considered various factors and information before approving the Offer, including, without limitation, other possible methods of repurchasing the shares such as open market purchases under our Repurchase Program (defined below), alternate uses of capital, including repayment of indebtedness and investment in equipment, the financial condition of the Company, the availability of financing, the book value of the Company's assets, recent trends in utilization of the Company's equipment held for lease, recent trends in the market regarding modified "Dutch auction" tender offers, the equity market generally and historical trading performance of our shares. We believe that the tender offer is a prudent use of our financial resources given our confidence in our long-term financial outlook, the strength of our balance sheet, and our potential growth opportunities.

        We believe that the modified "Dutch auction" tender offer as described in this Offer to Purchase represents, at this time, the most viable mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment. We believe that the Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their common stock, while limiting potential disruption to our share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 2.

        The Offer also provides our stockholders with an efficient way to sell their shares without incurring broker's fees or commissions associated with open market sales. However, stockholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary. Furthermore, "odd lot holders" who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares. See Section 1 and Section 2.

        Assuming the completion of the Offer, we believe that our anticipated cash flows from operations, our access to credit and capital markets and our financial condition will be adequate for our needs. However, actual results may differ significantly from our expectations. See "Forward-Looking Statements." In considering the Offer, our management and our Board of Directors took into account, among other considerations, the expected financial impact of the Offer on our liquidity.

What will happen to our existing repurchase program?

        On September 27, 2012, our Board of Directors approved and on April 21, 2015 our Board of Directors reapproved a share repurchase program of up to $100 million, capped at $20 million per year (the "Repurchase Program"). As of November 13, 2015, we have approximately $73.4 million available under this program. Rule 13e-4 under Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. As a result, our pre-established Rule 10b5-1 trading plan under the Repurchase Program was terminated on November 9, 2015 and we will not establish a new Rule 10b5-1 plan until at least 10 business days after the Expiration Time. After the completion or termination of the Offer, we may continue to purchase additional shares under the Repurchase Program. The repurchases under the Repurchase Program may be made from the open market during an open trading window for Company insiders, pursuant to a new Rule 10b5-1 trading plan or through privately negotiated transactions. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. The amount and timing of any repurchases under the Repurchase Program after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the trading price, volume and availability of our common stock, applicable legal requirements, our business and financial conditions and general market environment. There is no guarantee that any repurchases under the Repurchase Program will be made or that such repurchases would enhance the value of our shares.

What are the conditions to the Offer?

        Our obligation to accept and purchase and pay for shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including that:

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  no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

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  our acceptance for payment, purchase of, or payment for, any shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

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  we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely in our reasonable judgment, to cause a default under any of our loan or credit agreements;

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  no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

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  no general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

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  no commencement or escalation, on or after November 17, 2015, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism involving the United States;

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  no decrease of more than 10% in the market price of the shares or in the general level of market prices for equity securities in the New York Stock Exchange Composite Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor's Composite Index of 500 Industrial Companies measured from the close of trading on

    November 16, 2015, the last trading day prior to commencement of the Offer, shall have occurred;

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  no change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States or (ii) our business, general affairs, management, financial position, stockholders equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), licenses, permits, or prospects or in ownership of our shares, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer;

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  in the case of any of the matters described in the preceding four bullets existing at the time of the announcement of the Offer, as applicable, no material acceleration or worsening thereof;

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  no tender or exchange offer for any or all of our outstanding common stock (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

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  we shall not have learned that any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the "SEC") on or before November 16, 2015), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before November 16, 2015 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 5% or more of our outstanding common stock or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

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  no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us; and

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  we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from NASDAQ or eligible for deregistration under the Exchange Act.

        See Section 7.

How will the Offer affect the number of our shares outstanding and the number of record holders?

        As of November 13, 2015, we had 8,200,545 issued and outstanding shares of common stock. At the minimum Purchase Price of $15.50 per share, we would purchase 516,129 shares if the Offer is fully subscribed, which would represent approximately 6.3% of our outstanding shares as of November 13,

2015. At the maximum Purchase Price of $18.00 per share, we would purchase 444,444 shares if the Offer is fully subscribed, which would represent approximately 5.4% of our outstanding shares as of November 13, 2015. If the Offer is fully subscribed at the minimum Purchase Price, we will have 7,684,416 shares outstanding immediately following the purchase of shares tendered in the Offer, based on the number of issued and outstanding shares as of November 13, 2015 and assuming no issuances of shares prior to then. If the Offer is fully subscribed at the maximum Purchase Price, we will have 7,756,101 shares outstanding immediately following the purchase of shares tendered in the Offer, based on the number of issued and outstanding shares as of November 13, 2015 and assuming no issuances of shares prior to then. The actual number of shares outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer. See Section 2.

        If any of our stockholders:

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  who hold shares in their own name as holders of record; or

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  who are "registered holders" as participants in the DTC's system whose names appear on a security position listing, tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

        Stockholders who do not have their shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the Offer. See Section 2.

Will the Company continue as a public company following the Offer?

        We believe that our purchase of shares pursuant to the Offer will not result in delisting of the remaining shares on NASDAQ or the shares becoming eligible for termination of registration under the Exchange Act. A condition to our obligation to accept and purchase and pay for shares tendered in the Offer, among other conditions, is that we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from NASDAQ or eligible for deregistration under the Exchange Act. See Sections 2, 7 and 12.

How do I tender my shares?

        If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

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  if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

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  if you are an institution participating in DTC and you hold your shares through DTC, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

  •
  if you are a holder of vested restricted stock awards and the underlying shares are issued to you prior to the Expiration Time, you may tender the net shares you hold from such issuance in the Offer, subject to the terms and conditions of the Offer.

        In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned "Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered," indicating the price (in increments of $0.25) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned "Purchase Price Tender," in which case you will be deemed to have tendered your shares at the minimum price of $15.50 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $15.50 PER SHARE).

        If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Purchase Price Tender." Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $15.50 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer at $15.50 per share. See Section 8 for recent market prices for our common stock.

        If you want to tender your shares (a) but your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply prior to the Expiration Time with the guaranteed delivery procedure described in Section 3.

        Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

        You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

May I tender only a portion of the shares that I hold?

        Yes. You do not have to tender all of the shares that you own to participate in the Offer.

May holders of restricted stock awards participate in the Offer?

        Holders of restricted stock awards may not tender such awards in the Offer. If you are a holder of an award of restricted stock and the award vests and the underlying shares are issued to you prior to the Expiration Time, you may tender any such issued shares that you hold (net of any shares withheld or sold to cover any applicable withholding taxes) in the Offer, subject to the terms and conditions of the Offer. See Section 3.

If I am a participant in the Company's Employee Share Purchase Plan, how do I participate in the Offer?

        If you are a participant in the Company's Employee Share Purchase Plan ("ESPP"), you may tender shares that you have purchased through the ESPP. You may not tender any shares subject to purchase rights that have not yet been exercised. Employees tendering shares acquired under the ESPP should be aware that "disqualifying disposition" rules may apply for U.S. federal income tax purposes. See Section 3.

In what order will we purchase the tendered shares?

        If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price equal to or less than $8 million are validly tendered and not validly withdrawn prior to the Expiration Time of the Offer, we will purchase up to 516,129 shares validly tendered and not validly withdrawn.

        If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price in excess of $8 million are validly tendered and not validly withdrawn prior to the Expiration Time of the Offer, we will purchase shares in the following order of priority:

  •
  First, all shares owned in "odd lots" (less than 100 shares) that have been validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time) (tenders of less than all of the shares owned, beneficially or of record, by such "odd lot" stockholders will not qualify for this preference);

  •
  Second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time (except for stockholders who tendered shares conditionally for which the condition was not satisfied), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of $8 million; and

  •
  Third, if necessary to permit us to purchase shares having an aggregate purchase price of $8 million, such shares (conditionally validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time) for which the condition was not initially satisfied), to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares). See Sections 1 and 6.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

        If you own, beneficially or of record, fewer than 100 shares in the aggregate, you validly tender all of these shares at or below the Purchase Price prior to the Expiration Time (and do not validly withdraw such shares) and you complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

        Yes. You may withdraw your tendered shares at any time prior to the Expiration Time. In addition, unless we have already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 5:00 p.m., New York City time, on January 15, 2016. See Section 4.

How do I withdraw shares previously tendered?

        To validly withdraw tendered shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at its address set forth on the back cover page of this Offer to Purchase, while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, the price at which such shares were tendered, if an Auction Tender is being withdrawn, and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. You should note that your broker, dealer, commercial bank, trust company or other nominee through which you have tendered shares, will likely have an earlier deadline than the Expiration Time for you to act to instruct them to withdraw a tender pursuant the Offer. See Section 4.

Has the Company or its Board of Directors adopted a position on the Offer?

        Our Board of Directors has approved the Offer unanimously. However, our Board of Directors has not made, nor has the Company, the Dealer Manager, the Information Agent or the Depositary made, and it is not and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker and legal counsel. See Section 2.

Do the directors or executive officers or affiliates of the Company intend to tender their shares in the Offer?

        Our directors and executive officers do not intend to tender their shares in the Offer, except Donald A. Nunemaker, the Company's President, and Bradley Forsyth, the Company's Chief Financial Officer, who have indicated their non-binding intention to tender 9,000 shares and 11,000 shares, respectively. As of November 13, 2015, Mr. Nunemaker and Mr. Forsyth owned, including unvested restricted stock, 60,691 shares and 44,763 shares, respectively, which for each is less than 1% of the Company's outstanding shares. Mr. Nunemaker plans to retire as President, effective March 31, 2016, or shortly thereafter. In addition, we are not aware that any of our affiliates intend to tender any shares in the Offer. See Section 11.

What will happen if I do not tender my shares?

        Stockholders who do not participate in the Offer will retain their shares and, if the Company completes the Offer, their relative percentage ownership interest in the Company will automatically increase. See Section 2.

When and how will the Company pay for my tendered shares that are accepted for purchase pursuant to the Offer?

        We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. We expect that it may take up to five business days after the Expiration Time to calculate the final proration factor, if any, and begin paying for tendered shares. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for our common stock?

        On November 16, 2015, the reported closing price of our common stock on NASDAQ was $15.70 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

        If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.

I am a U.S. stockholder. What are the U.S. federal income tax consequences if I tender my shares?

        Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. Your receipt of cash for tendered shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a distribution with respect to such shares. See Section 14.

        EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF PARTICIPATING IN THE OFFER.

I am a foreign stockholder. What are the U.S. federal income tax consequences if I tender my shares?

        Your receipt of cash for tendered shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a distribution with respect to such shares. Because we cannot determine whether your tender of shares would be treated as a sale or exchange or as a distribution, we will treat your tender of shares as a distribution and all or a portion of such amount may be subject to withholding at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. If such distribution is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that you maintain or maintained in the United States), you generally will be exempt from withholding, but you would be subject to tax in the same manner as a U.S. Stockholder. See Section 14.

        EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF PARTICIPATING IN THE OFFER.

Will I have to pay a stock transfer tax if I tender my shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

        For additional information or assistance, you may contact D.F. King, the Information Agent, or Merrill Lynch, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This Offer to Purchase and the documents incorporated by reference herein may contain forward-looking statements that do not directly or exclusively relate to historical facts. Forward-looking information is based on projections and estimates, not historical information. You can identify our forward-looking statements by the use of words like "may," "may not," "believes," "do not believe," "plans," "estimates," "intends," "expects," "do not expect," "anticipates," "do not anticipate," "should," "likely" and other similar expressions that convey the uncertainty of future events or outcomes.

        When considering these forward-looking statements, you should keep in mind the cautionary statements contained in this Offer to Purchase and the documents we incorporate by reference herein.

        Forward-looking information involves risk and uncertainties and reflects our best judgment based on current information. Our forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. In addition, other known or unknown risks and factors may affect the accuracy of our forward-looking information. Our forward-looking statements speak only as of the date of this Offer to Purchase or as of the date they are made, and, except as otherwise required by applicable securities laws, we undertake no obligation to update our forward-looking statements.

INTRODUCTION

To the Stockholders of Willis Lease Finance Corporation:

        Willis Lease Finance Corporation (the "Company," "WLFC," "we," or "us") invites our stockholders to tender their common stock, $0.01 par value per share ("common stock" or "shares"), of the Company for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase up to 516,129 shares our common stock pursuant to (i) Auction Tenders at prices specified by the tendering stockholders of not less than $15.50 nor greater than $18.00 per share, or (ii) Purchase Price Tenders (as described further below). We are offering to purchase shares having an aggregate purchase price not exceeding $8 million.

        The Offer will expire on December 16, 2015, at 5:00 p.m., New York City time, unless the Offer is extended or terminated by us (such time, as it may be extended, the "Expiration Time").

        After the Expiration Time, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per share, the Purchase Price, which will be not less than $15.50 and not greater than $18.00 per share, that we will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $15.50 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per share of not less than $15.50 and not greater than $18.00 per share at which shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $8 million. Shares validly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price. All shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the stockholder tendered at a lower price.

        Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.

        Unless tendering directly through DTC, stockholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering shares in order to validly tender shares. Stockholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any stockholder not tendering directly through DTC who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A stockholder tendering shares through DTC using Automatic Tender Offer Program (ATOP) who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered at more than one price, unless such shares have been previously and validly withdrawn. See Sections 3 and 4.

        THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.

        THE COMPANY'S BOARD OF DIRECTORS HAS APPROVED THE OFFER UNANIMOUSLY. HOWEVER, NONE OF THE COMPANY, THE COMPANY'S BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR, LEGAL COUNSEL AND/OR BROKER.

        Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than $8 million are validly tendered and not validly withdrawn, we will buy up to 516,129 shares validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if the number of shares tendered and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $8 million, we will purchase shares in the following order of priority:

  •
  First, from all holders of "odd lots" of less than 100 shares who validly tender all of their shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time (tenders of less than all of the shares owned, beneficially or of record, by such "odd lot" stockholders will not qualify for this preference);

  •
  Second, from all other stockholders who validly tender shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time (except for stockholders who tendered shares conditionally for which the condition was not satisfied), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of $8 million; and

  •
  Third, only if necessary to permit us to purchase shares resulting in an aggregate purchase price of $8 million, from holders who validly tender shares at or below the Purchase Price (and do not validly withdraw them prior to the Expiration Time) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time. See Sections 1 and 6.

        Because of the "odd lot" priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

        The Purchase Price will be paid to stockholders whose shares are accepted for payment in cash, less any applicable withholding taxes and without interest. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5, stock transfer taxes on the purchase of shares by us pursuant to the Offer. Stockholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if stockholders tender shares through such nominees and not directly to the Depositary. See Section 3.

        Also, any tendering stockholder or other payee who is a United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other withholding agent, the Internal Revenue Service ("IRS") Form W-9 included with the Letter of Transmittal and any tendering stockholder or other payee who is a Non-United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other withholding agent, the appropriate IRS Form W-8, may be subject to U.S. federal income tax backup withholding (currently at a rate of 28%) of the gross proceeds paid to the stockholder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also, see Section 14 regarding material U.S. federal income tax consequences of the Offer.

        Holders of restricted stock awards may only tender shares issued following vesting of the awards. See Sections 3 and 11.

        We will pay all reasonable fees and expenses incurred in connection with the Offer by Merrill Lynch, the Dealer Manager for the Offer, D.F. King, the Information Agent, and American Stock Transfer & Trust Company, LLC, the Depositary for the Offer. See Section 16.

        As of November 13, 2015, there were 8,200,545 shares of our common stock issued and outstanding. Since the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $15.50 per share, the minimum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 516,129 shares. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $18.00 per share, the maximum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 444,444 shares. Assuming that the Offer is fully subscribed, the maximum of 516,129 shares that the Company is offering to purchase under the Offer represents approximately 6.3% of the total number of shares issued and outstanding as of November 13, 2015. Assuming the Offer is fully subscribed, the minimum of 444,444 shares that the Company is offering to purchase under the Offer represents approximately 5.4% of the total number of shares issued and outstanding as of November 13, 2015. See Sections 1 and 11.

        Our common stock is listed on The NASDAQ Global Market ("NASDAQ") and trades under the symbol "WLFC." On November 16, 2015, the reported closing price of our common stock was $15.70 per share. See Section 8.

THE OFFER

1.     Number of Shares; Purchase Price; Proration

        General.    Promptly following the Expiration Time, WLFC will, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price (which will be not less than $15.50 and not greater than $18.00 per share) that it will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders.

        The Purchase Price will be the lowest price per share of not less than $15.50 and not greater than $18.00 per share at which shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of tendered shares having an aggregate purchase price not exceeding $8 million. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price.

        Promptly after determining the Purchase Price, we will publicly announce the Purchase Price, and all stockholders who have validly tendered and not validly withdrawn their shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to "odd lot" priority, proration and conditional tender described below.

        Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price. If you wish to maximize the chance that your shares will be purchased by us in the Offer, you should validly tender your shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $15.50 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer of $15.50 per share.

        In addition, if shares having an aggregate purchase price in excess of $8 million are tendered in the Offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Expiration Time.

        Shares acquired pursuant to the Offer will be acquired by us free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such shares to stockholders of record on or prior to the date on which the shares are purchased under the Offer shall be for the account of such stockholders. See Section 8.

        The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Sections 7 and 9.

        Priority of Purchases.    Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than $8 million are validly tendered and not validly withdrawn, we will buy up to 516,129 shares validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if the number of shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $8 million, we will purchase shares in the following order of priority:

  •
  First, from all holders of "odd lots" of less than 100 shares who validly tender all of their shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time (tenders of less than all of the shares owned, beneficially or of record, by such "odd lot" stockholders will not qualify for this preference);

  •
  Second, from all other stockholders who validly tender shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time (except for stockholders who tendered shares conditionally for which the condition was not satisfied), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of $8 million; and

  •
  Third, only if necessary to permit us to purchase shares resulting in an aggregate purchase price of $8 million, from holders who validly tender shares at or below the Purchase Price (and do not validly withdraw them prior to the Expiration Time) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time. See Sections 6.

        As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

        Odd Lots.    The term "odd lots" means all shares validly tendered prior to the Expiration Time at prices at or below the Purchase Price and not validly withdrawn by any person who owned, beneficially or of record, a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an "Odd Lot Holder"). To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders such shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares. Any Odd Lot Holder wishing to tender all of his or her shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        Proration.    The proration period is the period for accepting shares on a pro rata basis in the event that the Offer is oversubscribed. The proration period will expire as of the Expiration Time. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to conditional tenders described in Section 6, proration for each stockholder tendering shares at or below the Purchase Price (other than Odd Lot Holders) will be based on the ratio of the total number of shares to be purchased by us (excluding shares purchased from Odd Lot Holders) to the number of shares validly tendered and not validly withdrawn by all stockholders (other than Odd Lot Holders) at or below the Purchase Price. This ratio will be applied to stockholders (other than Odd Lot Holders) validly tendering shares at or below the Purchase Price to determine the number of shares that will be purchased from each tendering stockholder in the Offer. Because of the difficulty in determining the number of shares validly tendered and not validly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, if the Offer is over-subscribed, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

        As described in Section 14, the number of shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder's decisions whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such stockholder. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder's name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

        This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.     Purpose of the Offer; Certain Effects of the Offer

        Purpose of the Offer.    Our Board of Directors believes that the Offer provides an efficient method of returning capital to our stockholders while building long-term stockholder value. Our Board of Directors considered various factors and information before approving the Offer, including, without limitation, other possible methods of repurchasing the shares such as open market purchases under our Repurchase Program, alternate uses of capital, including repayment of indebtedness and investment in equipment, the financial condition of the Company, the availability of financing, the book value of the Company's assets, recent trends in utilization of the Company's equipment held for lease, recent trends in the market regarding modified "Dutch auction" tender offers, the equity market generally and historical trading performance of our shares. We believe that the tender offer is a prudent use of our financial resources given our confidence in our long-term financial outlook, the strength of our balance sheet, and our potential growth opportunities.

        We believe that the modified "Dutch auction" tender offer as described in this Offer to Purchase represents, at this time, the most viable mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment. We believe that the Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their common stock without potential disruption to our share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 2.

        Assuming the completion of the Offer, we believe that our anticipated cash flows from operations, our access to credit and capital markets and our financial condition will be adequate for our needs. However, actual results may differ significantly from our expectations. See "Forward-Looking Statements." In considering the Offer, our management and our Board of Directors took into account, among other considerations, the expected financial impact of the Offer on our liquidity.

        Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer may permit the seller to avoid the usual transaction costs associated with open market sales. However, stockholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary. Furthermore, any Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions, but also any applicable odd lot discounts that might be payable on sales of their shares in market transactions.

        In addition, stockholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their shares in the Offer, and, if the Company completes the Offer, will therefore have a greater percentage ownership in the Company and its future earnings and assets, while also bearing the attendant risks associated with owning the Company's common stock.

        On September 27, 2012, our Board of Directors approved and on April 21, 2015 our Board of Directors reapproved our existing share repurchase program of up to $100 million, capped at $20 million per year (the "Repurchase Program"). As of November 13, 2015, we have approximately $73.4 million available under this program.

        Rule 13e-4 under Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. As a result, our pre-established 10b5-1 trading plan under the Repurchase Program was terminated on November 9, 2015 and we will not establish a new Rule 10b5-1 plan until at least 10 business days after the Expiration Time. After the completion or termination of the Offer, we may continue to purchase additional shares under the Repurchase Program. The repurchases under the Repurchase Program may be made during an open trading window for Company insiders, from the open market pursuant to a Rule 10b5-1 trading plan or through privately negotiated transactions. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. The amount and timing of any repurchases under the Repurchase Program after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the trading price, volume and availability of our common stock, applicable legal requirements, our business and financial conditions and general market environment. There is no guarantee that any repurchases under the Repurchase Program will be made or that such repurchases would enhance the value of our shares.

        ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL,

INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

        Certain Effects of the Offer.    Stockholders who do not tender their shares in the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company and be subject to the risks of such ownership. If we complete the Offer, those stockholders will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with the increased ownership interest. Stockholders may be able to sell non-tendered shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a stockholder may be able to sell its shares in the future.

        The Offer will reduce our "public float" (the number of our common stock owned by non-affiliated stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders.

        The Company will utilize existing cash reserves as well as borrowing under its revolving line of credit to purchase the shares that are tendered in the Offer. This will reduce borrowing capacity under the line of credit and may result in an increase in the interest rate that the Company pays for borrowings thereunder. See Section 9. Following the consummation of the Offer, we plan to use a portion of the proceeds from our ordinary course of business sale of assets in our portfolio to reduce indebtedness under our revolving line of credit. See Section 10.

        Our directors and executive officers have advised us that they do not intend to tender shares in the Offer, except Donald A. Nunemaker, the Company's President, and Bradley Forsyth, the Company's Chief Financial Officer, who have indicated their non-binding intention to tender 9,000 shares and 11,000 shares, respectively. As of November 13, 2015, Mr. Nunemaker and Mr. Forsyth owned, including unvested restricted stock, 60,691 shares and 44,763 shares, respectively, which for each is less than 1% of the Company's outstanding shares. Mr. Nunemaker plans to retire as President, effective March 31, 2016, or shortly thereafter.

        In addition, we are not aware that any of our affiliates intend to tender any shares in the Offer. The equity ownership of our directors and executive officers, other than the two executive officers who may tender shares in the Offer, will proportionately increase as a percentage of our outstanding common stock following the consummation of the Offer. Our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their shares from time to time in open market transactions, including sales pursuant to 10b5-1 trading plans, at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders pursuant to the Offer. See Section 11.

        Based on the published guidelines of NASDAQ and the conditions of the Offer, we believe that our purchase of shares pursuant to the Offer will not result in delisting of the remaining shares on NASDAQ. Our shares of common stock are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the Offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. A condition to our obligation to accept and purchase and pay for shares tendered in the Offer, among other conditions, is that we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from NASDAQ or eligible for deregistration under the Exchange Act. See Sections 7 and 12.

        Shares acquired pursuant to the Offer will become treasury shares of the Company. As treasury shares, these shares will be available to us without further stockholder action, except as required by applicable law or the rules of NASDAQ or any securities exchange on which the shares are then listed, for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for the shares purchased in the Offer.

        Other Plans or Proposals.    Except as disclosed or incorporated by reference in this Offer to Purchase, the Company currently has no plans, proposals or negotiations that relate to or would result in:

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  any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its material subsidiaries;

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  any purchase, sale or transfer of a material amount of our assets, other than in the ordinary course of our business, which includes buying and selling commercial aircraft engines and related equipment;

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  any material change in the present dividend policy, or indebtedness or capitalization of the Company;

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  any change in the present Board of Directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

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  any other material change in the Company's corporate structure or business;

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  any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on NASDAQ;

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  the suspension of the Company's obligation to file reports under Section 15(d) of the Exchange Act;

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  the acquisition by any person of additional securities of the Company, or the disposition by any person of securities of the Company, other than in connection with awards granted to certain employees (including directors and officers) under existing equity incentive plans; or

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  any changes in the Company's Certificate of Incorporation or Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

        Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3.     Procedures for Tendering Shares

        Valid Tender of Shares.    For shares to be tendered validly in the Offer:

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  the certificates for our common stock, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer set forth below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

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  the tendering stockholder must, prior to the Expiration Time, comply with the guaranteed delivery procedure set forth below.

        In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned "Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered," indicating the price (in increments of $0.25) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned "Purchase Price Tender," in which case you will be deemed to have tendered your shares at the minimum price of $15.50 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $15.50 PER SHARE). A tender of shares not being made through DTC using ATOP will be proper only if, among other things, one, and only one, of these boxes is checked on the Letter of Transmittal. Stockholders who validly tender shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

        If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Purchase Price Tender." Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $15.50 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer. See Section 8 for recent market prices for our common stock.

        If tendering stockholders using a Letter of Transmittal wish to indicate a specific price (in increments of $0.25) at which their shares are being tendered, they must check the box indicating such price under the section captioned "Auction Price Tenders: Price (in Dollars) per Share at Which Shares are Being Tendered." Tendering stockholders should be aware that this election could result in none of their shares being purchased if the Purchase Price selected by the Company for the shares is less than the price selected by the stockholder. A stockholder not tendering directly through DTC using ATOP who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A stockholder tendering shares through DTC using ATOP who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.

        Stockholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. Stockholders who hold shares through nominee stockholders are urged to consult their nominees to determine whether any charges may apply if stockholders tender shares through such nominees and not directly to the Depositary.

        Odd Lot Holders must tender all of their shares and also complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, if they wish to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

        Stockholders may tender shares subject to the condition that all or a specified minimum number of shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the section entitled "Conditional Tender" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder's responsibility to determine the minimum number of shares to be purchased. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

        Signature Guarantees and Method of Delivery.    If a certificate for our common stock is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:

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  the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal; or

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  shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution").

        In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary's account at DTC, as described below), a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

        The method of delivery of all documents, including certificates for our common stock, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. Any documents delivered to us, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the shares by causing DTC to transfer those shares into the Depositary's account in accordance with DTC's procedures for that transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at DTC, either (1) a validly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the shares cannot be effected prior to the Expiration Time.

        The confirmation of a book-entry transfer of shares into the Depositary's account at DTC is referred to in this Offer to Purchase as a "book-entry confirmation." Delivery of documents to DTC in accordance with DTC's procedures will not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Company may enforce such agreement against that participant.

        Guaranteed Delivery.    If a stockholder wishes to tender shares in the Offer and the stockholder's share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, the shares may still be tendered if all of the following conditions are satisfied:

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  the tender is made by or through an Eligible Institution;

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  the Depositary receives by mail, overnight courier or facsimile transmission, prior to the Expiration Time, a validly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

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  the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary's account at DTC), together with a validly completed and duly executed Letter of Transmittal, or an Agent's Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

        Stockholders may contact the Information Agent, the Dealer Manager or their broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

        Restricted Stock Awards.    Holders of restricted stock awards under our equity incentive plans may not tender the awards in the Offer; however, if the award vests and the underlying shares are issued to the holders prior to the Expiration Time, such holders may tender any such issued shares that they hold (net of any shares withheld or sold to cover any applicable withholding taxes). See "—Valid Tender of Shares" above.

        Return of Unpurchased Shares.    If any tendered shares are not purchased, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

        U.S. Federal Income Tax Backup Withholding.    Under the U.S. federal income tax backup withholding rules, a portion (28% under current law) of the gross proceeds payable to a stockholder or other payee pursuant to the Offer may be withheld and remitted to the IRS, unless the stockholder or other payee (i) establishes that it is an "exempt recipient" (as described below) or (ii) provides its taxpayer identification number (employer identification number or social security number) to the Depositary, or other withholding agent (as payer), as well as certain other information and certifies under penalties of perjury that the number is correct, the stockholder is a U.S. person and the stockholder is not subject to backup withholding. Therefore, each tendering stockholder that is a United States Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the stockholder otherwise establishes to the satisfaction of the Depositary, or other withholding agent, that the stockholder is not subject to backup withholding. If a United States Holder does not provide the Depositary, or other withholding agent, with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain "exempt recipients" (including, among others, generally all corporations and certain Non-United States Holders (as defined in Section 14)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder should submit an appropriate IRS Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. This statement can be obtained from the IRS website at www.irs.gov. See Instruction 3 of the related Letters of Transmittal.

        TO PREVENT U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING, EACH STOCKHOLDER THAT IS A UNITED STATES HOLDER AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM BACKUP WITHHOLDING SHOULD PROVIDE THE DEPOSITARY, OR OTHER WITHHOLDING AGENT, WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE IRS FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL, AND EACH NON-UNITED STATES HOLDER WHICH DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY, OR OTHER WITHHOLDING AGENT, WITH THE APPROPRIATE IRS FORM W-8, WHICH CAN BE OBTAINED FROM THE IRS WEBSITE AT WWW.IRS.GOV

        For a discussion of United States federal income tax consequences to tendering stockholders, see Section 14.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the Purchase Price to be paid for shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by the Company, in its sole discretion and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. The Company reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which it determines may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered shares. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares, whether or not it waives similar defects or irregularities in the case of any other stockholder. No tender of shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

        Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot, such person has a "net long position" (i.e., more shares held in long positions than in short positions) in (1) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of shares ("Equivalent Securities") that are equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to us that (i) such stockholder has a "net long position" in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

        Lost or Destroyed Certificates.    If any certificate representing our common stock has been lost or destroyed, the stockholder should promptly notify the Depositary at (877) 248-6417 or (718) 921-8317. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

        Certificates for shares, together with a validly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to the Company, the Dealer Manager, the Information Agent or DTC. Any certificates delivered to the Company, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed to be validly tendered.

4.     Withdrawal Rights

        Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Time. In addition, unless the Company has already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 5:00 p.m., New York City time, on January 15, 2016. Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable.

        For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner, as described in the immediately preceding paragraph, by the Depositary at its address set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn, the price at which such shares were tendered, if an Auction Tender is being withdrawn, and the name of the registered holder of the shares to be withdrawn, if different from the person who tendered the shares. A stockholder who has tendered shares at more than one price must complete a separate notice of withdrawal for shares tendered at each price. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for shares to be withdrawn and, unless an Eligible Institution has tendered those shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC's procedures.

        All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by the Company, in its sole discretion and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. The Company reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any stockholder, whether or not the Company waives similar defects or irregularities in the case of any other stockholder. None of the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

        Withdrawals may not be rescinded, and any shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. However, validly withdrawn shares may be re-tendered prior to the Expiration Time by again following one of the procedures described in Section 3.

        If the Company extends the Offer, is delayed in its purchase of shares, or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of the Company, and such shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4 (subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities promptly after the termination of the Offer).

5.     Purchase of Shares and Payment of Purchase Price

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (1) determine the Purchase Price we will pay for shares validly tendered and not validly withdrawn prior to the Expiration Time, taking into account the number of shares so tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering pursuant to Auction Tenders and (2) accept for payment and pay an aggregate purchase price of up to $8 million for shares that are validly tendered at prices at or below the Purchase Price and not validly withdrawn prior to the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the "odd lot" priority, proration and conditional tender provisions of the Offer, shares that are validly tendered at or below the Purchase Price and not validly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

        Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary's account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (3) any other required documents.

        We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Purchase Price and shares not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.

        Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

6.     Conditional Tender of Shares

        Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the shares purchased pursuant to the Offer. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have payment for shares sold pursuant to the Offer treated as received in a sale or exchange of such shares by the stockholder, rather than as a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that all or a specified minimum number of the stockholder's shares tendered must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section entitled "Conditional Tender" in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder's responsibility to calculate the minimum number of shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering shares.

        Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Expiration Time, if the number of shares validly tendered and not validly withdrawn pursuant to Auction Tenders at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tenders would result in an aggregate purchase price of more than $8 million, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all shares validly tendered, conditionally or unconditionally, and not validly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any tendering stockholder below the minimum number specified by that stockholder, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Time.

        After giving effect to these withdrawals, upon the terms and subject to the conditions of the Offer, we will accept the remaining shares validly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate purchase price of $8 million, then, to the extent feasible, we may select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we may select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have validly tendered all of their shares.

7.     Conditions of the Offer

        Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Time, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

  •
  there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

  •
  challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

  •
  seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

  •
  our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

  •
  any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:

  •
  indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder; or

  •
  is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

  •
  there shall have occurred any of the following:

  •
  any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

  •
  the commencement or escalation, on or after November 16, 2015, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

  •
  no decrease of more than 10% in the market price of the shares or in the general level of market prices for equity securities in the New York Stock Exchange Composite Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor's Composite Index of 500 Industrial Companies measured from the close of trading on November 16, 2015, the last trading day prior to commencement of the Offer, shall have occurred;

  •
  any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States or (ii) our business, general affairs, management, financial position, stockholders equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), licenses, franchises, permits, or prospects or in ownership of our shares, which in our reasonable judgment is or may be materially adverse to us; or

  •
  in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof;

  •
  a tender or exchange offer for any or all of our outstanding common stock (other than the Offer), or any merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction;

  •
  we shall have learned that any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before November 16, 2015), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before November 16, 2015 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 5% or more of our outstanding common stock or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

  •
  any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; and

  •
  we shall have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from NASDAQ or eligible for deregistration under the Exchange Act.

        Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time in our discretion prior to the Expiration Time. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if the Company's determinations are challenged by stockholders.

8.     Price Range of Shares; Dividends

        Our common stock is traded on NASDAQ under the symbol "WLFC." The following table sets forth the high and low sales prices for our common stock for the periods indicated.

	HIGH	LOW
Calendar Year Ended December 31, 2013
First Quarter	$16.14	$14.55
Second Quarter	$15.40	$11.77
Third Quarter	$15.73	$13.82
Fourth Quarter	$18.23	$15.71
Calendar Year Ended December 31, 2014
First Quarter	$20.59	$16.32
Second Quarter	$24.99	$18.30
Third Quarter	$24.83	$20.52
Fourth Quarter	$22.81	$19.88
Calendar Year Ended December 31, 2015
First Quarter	$21.62	$17.96
Second Quarter	$19.27	$18.20
Third Quarter	$18.50	$15.21
Fourth Quarter (through November 16, 2015)	$16.31	$15.18

        On November 16, 2015, the reported closing price of our common stock on NASDAQ was $15.70 per share.

        We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and resumption of the Repurchase Program and do not anticipate paying any dividends on our common share in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our Board of Directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant.

9.     Source and Amount of Funds

        We will use our existing cash reserves as well as borrowing under our revolving line of credit with a syndicate of banks to purchase the shares tendered in the Offer and to pay fees and expenses related to the Offer. Following the consummation of the Offer, we plan to use a portion of the proceeds from our ordinary course of business sale of assets in our portfolio to reduce indebtedness under the line of credit. The agreement pertaining to the line of credit, the Second Amended and Restated Credit Agreement (the "Credit Agreement"), dated as of June 4, 2014, is among the Company, Union Bank, N.A., as administrative agent and security agent, and certain lenders and financial institutions named therein. The Credit Agreement facility has a capacity of $700.0 million with a maturity date of June 2019. As of September 30, 2015, $183.0 million was undrawn under this facility. On a quarterly basis, the interest rate is adjusted based on the Company's leverage ratio, as calculated under the terms of the Credit Agreement. Based on the Company's leverage ratio of 4.25:1.00 at June 30, 2015, the interest rate on this facility is one-month LIBOR plus 2.75% as of September 30, 2015. Under the facility, all subsidiaries except WASI, WLCL, WEST II and WOLF jointly and severally guarantee payment and performance of the terms of the loan agreement. The guarantee would be triggered by a default under the agreement.

        Under the Credit Agreement, if the leverage ratio, which is calculated as of the end of each calendar quarter, increases above the threshold of 4.50:1:00 as of December 31, 2015, that will result in an approximate monthly increase in interest expense of $375,000, commencing as of March 15, 2016. Projected borrowing to finance our purchase of the shares tendered in the Offer and the resulting reduction in shareholders' equity from the repurchase may, by itself, cause the leverage ratio to exceed the 4.50:1.00 threshold. Even without the Offer, however, due to other factors, we may exceed such threshold as of December 31, 2015. Unless and until the ratio is reduced below the applicable threshold of 4.50:1:00, this increased interest expense will continue. In addition, the Credit Agreement includes a financial covenant limiting the maximum leverage ratio to 5.00:1.00. If our leverage ratio exceeds this amount, we will be in default under the credit agreement, which among other remedies would permit the lenders thereunder to declare all principal and interest thereunder immediately due and payable, permit sale of collateral and trigger "cross default" provisions under other agreements to which we are a party.

        Assuming that the Offer is fully subscribed, we expect the aggregate purchase price for the shares, together with all estimated expenses and related fees to be approximately $8.4 million. The Offer is not conditioned upon financing, although the Offer is subject to certain conditions. See Section 7.

10.   Certain Information Concerning the Company

        WLFC, with its subsidiaries and affiliates, is a leading lessor of commercial aircraft engines. Our principal business objective is to build value for our stockholders by acquiring commercial aircraft engines and managing those engines in order to provide a return on investment, primarily through lease rent and maintenance reserve revenues, as well as through management fees earned for managing aircraft engines owned by other parties. As of September 30, 2015, we had a total lease portfolio consisting of 197 engines and related equipment, 10 aircraft and 5 spare parts packages with 86 lessees in 43 countries and an aggregate net book value of $1.098 billion. As of September 30, 2015, we managed a total lease portfolio of 43 engines and related equipment for other parties. In the ordinary course of business, we buy and sell commercial aircraft engines and related equipment. We also seek, from time to time, to act as a leasing agent of engines for other parties. In 2013 we launched Willis Aeronautical Services, Inc., a wholly-owned subsidiary, whose primary focus is the sale of aircraft engine parts and materials through the acquisition or consignment from third parties of aircraft and engines.

        Our executive offices are located at 773 San Marin Drive, Suite 2215, Novato, California, USA 94998. Our telephone number at our U.S. executive office is (415) 408-4700. Our Internet address is http://www.willislease.com. The information contained on our website, unless otherwise expressly provided herein, is neither part of, nor incorporated by reference into, this Offer to Purchase.

        Available Information.    We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, including share options, restricted stock awards, and other awards under the Company's equity compensation plans granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed a Tender Offer Statement on Schedule TO (the "Schedule TO") with the SEC that includes additional information relating to the Offer.

        These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company's publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Company's website located at http://www.WLFCmd.com to access the Schedule TO and related documents.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

  •
  our Annual Report on Form 10-K for the calendar year ended December 31, 2014;

  •
  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015; and

  •
  our Current Reports on Form 8-K as filed with the SEC on April 14, 2015, April 29, 2015, May 12, 2015, June 11, 2015, June 11, 2015, July 31, 2015 and November 13, 2015.

        Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC's website at the address or website set forth above.

        You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Willis Lease Finance Corporation
773 San Marin Drive, Suite 2215
Novato, California, 94998
Attn: Investor Relations

        Copies of these filings are also available, without charge, on our website at http://www.willislease.com. The information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

11.   Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

        Shares Outstanding.    As of November 13, 2015 we had 8,200,545 issued and outstanding shares. Because the Purchase Price will only be determined after the Expiration Date, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $15.50 per share, the minimum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 516,129 shares. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $18.00 per share, the maximum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 444,444 shares. Assuming that the Offer is fully subscribed, the maximum of 516,129 shares that the Company is offering to purchase under the Offer represents approximately 6.3% of the total number of shares issued and outstanding as of November 13, 2015. Assuming the Offer is fully subscribed, the minimum of 444,444 shares that the Company is offering to purchase under the Offer represents approximately 5.4% of the total number of shares issued and outstanding as of November 13, 2015.

        Interests of Directors and Executive Officers.    As of November 13, 2015, our directors and executive officers as a group (9 persons) beneficially owned an aggregate of 3,156,433 shares, representing approximately 38.49% of the total number of outstanding shares on a fully diluted basis. Our directors and executive officers have advised us that they do not intend to tender shares in the Offer, except Donald A. Nunemaker, the Company's President, and Bradley Forsyth, Chief Financial Officer, who have indicated their non-binding intention to tender 9,000 shares and 11,000 shares, respectively. As of November 13, 2015, Mr. Nunemaker and Mr. Forsyth owned, including unvested restricted stock, 60,691 shares and 44,763 shares, respective, which for each is less than 1% of the Company's outstanding shares. Mr. Nunemaker plans to retire as President, effective March 31, 2016, or shortly thereafter. In addition, we are not aware of any of our affiliates that intend to tender any shares in the Offer. The equity ownership of our directors and executive officers, other than the two executive officers who may tender shares in the Offer, will proportionately increase as a percentage of our outstanding common stock following the consummation of the Offer. Our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their shares from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders pursuant to the Offer.

        The following table sets forth information with respect to the beneficial ownership of our common stock, as of November 13, 2015, by each of our directors and executive officers and by all current directors, director nominees and named executive officers as a group.

        The calculations in the stockholder table below are based on 8,200,545 shares of common stock outstanding as of November 13, 2015. Beneficial ownership is determined in accordance with the rules of the SEC. All common stock issuable upon vesting of restricted stock awards are deemed to be beneficially owned by the stockholder holding such restricted stock awards for the purpose of computing the number of shares beneficially owned by such stockholder.

        Except as described in the footnotes below, we believe each stockholder has sole voting and investment power with respect to the common stock indicated in the table as beneficially owned. Unless otherwise indicated in the footnotes below, the principal address of each of the stockholders below is: c/o Willis Lease Finance Corporation, 773 San Marin Drive, Suite 2215, Novato, California 94998.

Name	Number of Shares Beneficially Owned Number	Percentage of Outstanding Shares
Directors and Executive Officers:
Charles F. Willis, IV(1)	2,841,130	34.65%
Austin C. Willis(2)	93,222	1.14%
Donald A. Nunemaker	60,691	*
Judith Webber	47,995	*
Bradley Forsyth	44,763	*
Dean Poulakidas	35,908	*
Hans Joerg Hunziker	16,045	*
Robert Keady	9,110	*
Robert T. Morris	7,569	*

All Directors and Executive Officers as a group	3,156,433	38.49%

*
Beneficially owns less than 1% of our outstanding common stock.

(1)
Includes 2,134,148 shares held by CFW Partners, L.P., a California limited partnership, of which Charles F. Willis, IV, holds a one percent (1%) interest as sole general partner and an eighty percent (80%) interest as a limited partner. A trust for the benefit of Austin C. Willis holds the remaining nineteen percent (19%) interest as a limited partner. Also includes (i) 6,338 shares held under an account in the name of Charles F. Willis, V for which Mr. Willis is the custodian; (ii) 1,176 shares held under an account in the name of Charlotte Montresor Willis; (iii) 824 shares held under an account in the name of Courtney Brown C/T Justin Young Brown UTMA; and, (iv) 698,644 shares held by Mr. Willis in his individual capacity.

(2)
50,000 shares pledged.

        None of our existing stockholders has different voting rights from other stockholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

        Recent Securities Transactions.    Based on our records and information provided to us by our affiliates, directors and executive officers, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, have effected any transactions in our common stock during the

60 days before the date of this offer, except as otherwise set forth in this offer to purchase and except for the following transactions:

Transaction Party	Date	Number of Shares	Price
Charles F. Willis, IV(1)	10/01/2015	6,837 (return to issuer of previously restricted stock to satisfy withholding tax liability)	$16.03
Donald A. Nunemaker(2)	10/01/2015	2,505 (return to issuer of previously restricted stock to satisfy withholding tax liability)	$16.03
Bradley Forsyth(3)	10/01/2015	1,252 (return to issuer of previously restricted stock to satisfy withholding tax liability)	$16.03
Dean Poulakidas(4)	10/01/2015	2,505 (return to issuer of previously restricted stock to satisfy withholding tax liability)	$16.03
Dean Poulakidas	10/28/2015	939 (return to issuer of previously restricted stock to satisfy withholding tax liability)	$15.31

(1)
As reported on a Form 4 filed with the SEC on October 5, 2015.

(2)
As reported on a Form 4 filed with the SEC on October 5, 2015.

(3)
As reported on a Form 4 filed with the SEC on October 5, 2015.

(4)
As reported on a Form 4 filed with the SEC on October 5, 2015

(5)
As reported on Form 4 filed with the SEC on October 29, 2015.

        Share Repurchase Program.    On September 27, 2012, our Board of Directors approved and on April 21, 2015 our Board of Directors reapproved our existing share repurchase program of up to $100 million, capped at $20 million per year (the "Repurchase Program"). As of November 13, 2015, we have approximately $73.4 million available under this program.

        Rule 13e-4 under Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. As a result, our pre-established Rule 10b5-1 trading plan under the Repurchase Program was terminated on November 9, 2015 and will not be reinstated until at least 10 business days after the Expiration Time. After the completion or termination of the Offer, we may continue to purchase additional shares under the Repurchase Program. The repurchases under the Repurchase Program may be made during an open trading window for Company insiders, from the open market pursuant to a Rule 10b5-1 trading plan or through privately negotiated transactions. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. The amount and timing of any repurchases under the Repurchase Program after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the trading price, volume and availability of our common stock, applicable legal requirements, our business and financial conditions and general market environment. There is no guarantee that any repurchases under the Repurchase Program will be made or that such repurchases would enhance the value of our shares.

Equity-Based Compensation.

        Our Willis Lease 2007 Incentive Plan (as amended, the "2007 Plan") provides for grant of various equity-based awards, including incentive and nonqualified share options, share appreciation rights, restricted stock and restricted share units to employees, non-employee directors and consultants and other advisors. As described below under "Director Compensation", our directors also receive equity-based awards under the 2007 Plan.

        As of November 13, 2015, an aggregate of 2,800,000 shares were reserved for issuance over the term of the 2007 Plan. As of November 13, 2015, approximately 671,565 shares were available for future grants under the 2007 Plan. All options under the 2007 Plan are granted at the fair market value of our common stock at the grant date.

        We also maintain an Employee Share Purchase Plan (as amended, the "ESPP"), which provides our executive officers (other than Charles F. Willis IV, whose ownership level precludes his participation under IRS regulations), as well as other specified employees of the Company and participating subsidiaries the ability to purchase our shares at a discount at periodic intervals generally through accumulated payroll deductions. As of November 13, 2015, 250,000 shares had been reserved for issuance over the term of the ESPP. Shares are offered for purchase through a series of overlapping offering periods. The purchase price per share on each purchase date is 85% of the lower of (i) the fair market value per share on the start date of that offering period or (ii) the fair market value per share on the purchase date.

        Employment and Executive Agreements.    From time to time the Company enters into employment agreements or executive agreements with certain executive officers which provide for the grant of equity awards under the Equity Plan and provide for the executive's participation in the Company's other benefit plans. Employment agreements have been entered into with Messrs. Willis, Forsyth, Nunemaker and Poulakidas.

        Director Compensation.    The Company's Non-Employee Director Compensation Policy provides compensation to our directors for their service on the Board generally in the form of annual retainers and equity awards. Currently, each non-employee director receives $75,000 as an annual retainer. In recognition of the additional responsibilities of additional retainers of $17,500 each are paid to non-employee directors serving as chair of the Audit Committee and Compensation Committee. Also, in recognition of the adverse effects of European exchange rates against the U.S. dollar, the compensation of European directors is adjusted based on the rate in effect on their first election to the Board. This adjustment is paid in cash.

        With respect to equity, the 2007 Plan provides that each individual who is elected to serve as a non-employee director will receive an initial grant of 5,000 shares of restricted stock that will vest over four years. In addition, the 2007 Plan provides that continuing directors will receive annual grants of restricted stock equal to 50% of the director's annual fee, that will vest on the first anniversary of the grant.

        Rule 10b5-1 Trading Plans.    Our executive officers have in the past, and may in the future, from time to time execute sales of our common stock under customary Rule 10b5-1 trading plans between each such executive officer or director, as the case may be, and a broker (each a "10b5-1 Plan").

        General.    Except for (i) restricted stock awards and other stock-based awards under the 2007 Plan and purchase rights under the ESPP, (ii) the existing Repurchase Program, (iii) the 10b5-1 Plans and (iv) as otherwise described in this Offer to Purchase or the documents incorporated by reference herein, none of the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

        Please see our periodic and current reports and proxy statements filed with the SEC for detailed descriptions of the arrangements disclosed above. In addition, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.

12.   Effects of the Offer on the Market for Shares; Registration under the Exchange Act

        The purchase by us of our common stock pursuant to the Offer will reduce the number of our common stock that might otherwise be traded publicly and is likely to reduce the number of stockholders.

        We believe that there will be a sufficient number of our common stock outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from NASDAQ. A condition to our obligation to accept and purchase and pay for shares tendered in the Offer, among other conditions, is that we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from NASDAQ. See Sections 2 and 7.

        Our common stock are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in our common stock becoming eligible for deregistration under the Exchange Act. A condition to our obligation to accept and purchase and pay for shares tendered in the Offer, among other conditions, is that we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be eligible for deregistration under the Exchange Act. See Sections 2 and 7.

13.   Legal Matters; Regulatory Approvals

        Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the Offer.

        Our obligation to accept for payment and pay for shares under the Offer is subject to various conditions. See Sections 7 and 9.

14.   Material U.S. Federal Income Tax Consequences

        The following discussion is a summary of material U.S. federal income tax consequences to our stockholders of an exchange of shares for cash pursuant to the Offer. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder's particular circumstances, or to certain types of stockholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders, as defined below, whose "functional currency" is not the U.S. dollar, partnerships, "S" corporations, or other entities treated as partnerships or pass-through entities for U.S. federal income tax purposes (or their investors or beneficiaries), persons holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, certain expatriates or former long-term residents of the United States or personal holding companies). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular stockholders. Further, this summary assumes that stockholders hold their shares as "capital assets" (generally, property held for investment)

within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") and generally assumes that they did not receive their shares through the exercise of employee share options, the vesting of restricted stock awards, purchases under the ESPP or otherwise as compensation.

        This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

        We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the Offer or that any such position would not be sustained.

        As used herein, a "United States Holder" means a beneficial owner of shares that is for U.S. federal income tax purposes (1) an individual citizen or resident alien of the United States, (2) a corporation (or other entity taxed as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. As used herein, a "Non-United States Holder" means a beneficial owner of shares that is neither (i) a United States Holder, nor (ii) a partnership or other entity classified as a partnership for U.S. federal income tax purposes. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of an exchange of shares for cash pursuant to the Offer.

        EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THE STOCKHOLDER OF PARTICIPATING IN THE OFFER.

        Consequences to Stockholders Who Do Not Participate in the Offer.    Stockholders who do not participate in the Offer will not incur any U.S. federal income tax as a result of the exchange of shares for cash by other stockholders pursuant to the Offer.

        Consequences to United States Holders Who Participate in the Offer.    An exchange of shares for cash pursuant to the Offer generally will be treated as either a taxable sale or exchange or as a taxable distribution with respect to such shares.

        If the receipt of cash by a United States Holder in exchange for the tender of shares pursuant to the Offer is treated as a sale or exchange (as described below) of such shares for U.S. federal income tax purposes pursuant to Section 302 of the Code, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such shares and (2) the United States Holder's "adjusted tax basis" for such shares at the time of the sale. Generally, a United States Holder's adjusted tax basis for the shares will be equal to the cost of the shares to the United States Holder, decreased (but not below zero) by the amount of any previous distributions treated as a tax-free return of capital. This gain or loss will be characterized for U.S. federal income tax purposes as long-term capital gain or loss if the United States Holder's holding period for the shares that were sold exceeds one year as of the date we are treated as purchasing the shares in the Offer. A United States Holder that is an individual, trust or estate is generally eligible for a reduced rate of U.S. federal income tax on long-term capital gain. A United States Holder's ability to deduct capital losses may be limited. A United States Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the United States Holder under the Offer.

        A United States Holder's exchange of shares for cash pursuant to the Offer will be treated as a sale or exchange of the shares for U.S. federal income tax purposes pursuant to Section 302 of the Code if the exchange:

  •
  results in a "complete termination" of the stockholder's stock interest in us under Section 302(b)(3) of the Code;

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  is a "substantially disproportionate" redemption with respect to the stockholder under Section 302(b)(2) of the Code; or

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  is "not essentially equivalent to a dividend" with respect to the stockholder under Section 302(b)(1) of the Code.

        In determining whether any of these tests have been met, a United States Holder must take into account not only the stock that the stockholder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under these constructive ownership rules, a stockholder will be considered to own those shares of stock owned, directly or indirectly, by certain members of the stockholder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the stockholder has an equity interest, as well as shares of stock the stockholder has an option to purchase. United States Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

        One of the three tests identified above must be satisfied with respect to the United States Holder in order for the exchange of shares for cash to be treated as a sale or exchange by that stockholder for U.S. federal income tax purposes. Due to the factual nature of these tests, stockholders should consult their tax advisors to determine whether the purchase of their shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.

        First, a distribution to a stockholder will result in a "complete termination" of the stockholder's equity interest in us if either (1) all of the shares of stock in us actually and constructively owned by the stockholder are exchanged for cash pursuant to the Offer or (2) all of the shares of stock in us actually owned by the stockholder are exchanged for cash pursuant to the Offer and the stockholder is eligible to waive, and effectively waives, the attribution of all shares of stock in us constructively owned by the stockholder in accordance with the procedures described in Section 302(c)(2) of the Code. A United States Holder may also satisfy the "complete termination" test if, in the same transaction, some of its shares of stock in us are redeemed and all of the remainder of its shares of stock in us are sold or otherwise transferred to a third party so that after the transaction the United States Holder no longer owns (actually or constructively) any shares of stock in us. United States Holders wishing to satisfy the "complete termination" test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver.

        Second, a distribution to a stockholder will generally result in a "substantially disproportionate" redemption if the percentage of the outstanding shares of stock in us actually and constructively owned by the stockholder immediately following the exchange of shares for cash pursuant to the Offer is less than 80% of the percentage of the outstanding shares of stock in us actually and constructively owned by the stockholder immediately before the exchange (treating as outstanding all shares purchased in the Offer from the particular stockholder and all other stockholders).

        Third, a distribution to a stockholder is "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the stockholder's stock interest in us. Whether a stockholder meets this test will depend on the stockholder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that a reduction of less than 20% in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a "meaningful reduction." Stockholders should consult their tax advisors as to the application of this test to their particular circumstances.

        Each stockholder should be aware that because proration may occur in the Offer, even if all the shares of stock in us actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of the shares tendered may be purchased by us unless the tendering stockholder has made a conditional tender. See Section 6. Thus, proration may affect whether the surrender by a stockholder pursuant to the Offer will meet any of the three tests under Section 302 of the Code.

        If a United States Holder's receipt of cash attributable to an exchange of shares for cash pursuant to the Offer does not meet one of the tests of Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the United States Holder with respect the United States Holder's shares and will be treated as a dividend to the United States Holder to the extent of such stockholder's ratable share of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Non-corporate United States Holders generally will be subject to U.S. federal income tax at a maximum rate of 20% with respect to any such dividend income (an additional 3.8% tax on "net investment income" may also apply, as further described below); provided that(1) such United States Holder satisfies a holding period requirement and (2) such United States Holder is not under an obligation (whether pursuant to a short sale or otherwise) to make payments with respect to positions in substantially similar or related property. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder's adjusted tax basis in the shares exchanged in the Offer. Any amount remaining after the United States Holder's adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain realized on the sale or exchange of such shares. The redeemed stockholder's basis in the redeemed shares (after any reduction as noted above) will be allocated to other shares of stock in us held by the redeemed stockholder. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the "extraordinary dividend" provisions of Section 1059 of the Code. Corporate stockholders should consult their own tax advisors regarding the U.S. federal tax consequences of the Offer in relation to their particular facts and circumstances.

        Consequences to Non-United States Holders.    If a Non-United States Holder's tender of shares pursuant to the Offer is treated as a distribution, the amount treated as dividend (as described above) generally will be subject to withholding either at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. However, we generally will treat all of the proceeds received in the Offer as a dividend and not as a tax-free return of capital or a capital gains distribution. If any amounts withheld exceed the Non-United States Holder's federal income tax liability, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. If the distribution received is effectively connected with the conduct of a trade or business in the United States, such dividend generally will be exempt from withholding, and, except as may otherwise be provided in an applicable tax treaty, such Non-United States Holder generally would be subject to tax in the same manner as a United States Holder. In addition, a corporate Non-United States Holder may be subject to a branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

        If a Non-United States Holder's tender of shares pursuant to the Offer is treated as sale or exchange, any gain recognized generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained in the United States), (2) such Non-United States Holder is an individual who has been present in the United States for more than 183 days in the calendar year and certain other conditions are satisfied, or (3) our shares that are exchanged constitute a "United States real property interest" within the meaning of Section 897 of the Code and the Non-United States Holder held, actually or constructively, at any time during the five-year period preceding the Offer more than 5% of our shares. Our shares will constitute a United States real property interest with respect to a Non-United States Holder if we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time during the shorter of (i) the period during which the Non-United States Holder held such shares or (ii) the five-year period ending on the date the Non-United States Holder exchanges such shares pursuant to the Offer. We do not believe that we have been a "United States real property holding corporation" at any time during the last five years. Non-United States Holders described in clause (1) above will be subject to United States federal income tax on a net income basis at applicable graduated United States federal income tax rates in much the same manner as if such Non-United States Holders were residents of the United States, and in the case of a corporate Non-United States Holder, such Non-United States Holder may be subject to a branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. An individual described in clause (2) above will be taxed on his or her gains at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain United States-source capital losses of such Non-United States Holder provided that such Non-United States Holder has timely filed United States federal income tax returns with respect to such losses.

        Notwithstanding the foregoing, even if a Non-United States Holder tenders shares held in its own name as a holder of record and delivers a validly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) before any payment is made so as to avoid backup withholding, we will withhold 30% of the gross proceeds unless we determine that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is validly exempt from United States federal income tax as a sale or exchange under one of the Section 302 tests described above.

        Sections 1471 through 1474 of the Code and the Treasury Regulations thereunder ("FATCA") generally impose a withholding tax of 30% on dividends paid to (i) a "foreign financial institution" (as such term is defined in Section 1471(d)(4) of the Code), unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), or (ii) a foreign entity that is not a financial institution, unless such entity provides us with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity. The withholding tax under FATCA will apply even if the beneficial owner of the payment is eligible for a reduced rate of withholding on dividends under an income tax treaty and may apply to payments received through an intermediary that does not comply with FATCA. Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the type of information reporting required under FATCA ("intergovernmental agreements" or "IGAs"). While the existence of such IGAs will not eliminate the risk that payments on our shares will be subject to FATCA withholding, IGAs are expected to reduce the risk of the withholding for investors in (or indirectly holding our shares through financial institutions in) those countries. To avoid FATCA withholding with respect to a sale of our shares pursuant to the Offer, a Non-United States Holder that is an entity must certify as to its compliance with or exemption from

FATCA or an applicable IGA on Form W-8BEN-E (and must not hold its shares through a non-compliant intermediary). Under certain circumstances, a Non-United States Holder may be eligible for a refund or credit of such tax, and a Non-United States Holder may be required to file a United States federal income tax return to claim such refunds or credits. Non-United States Holders should consult their tax advisors regarding the implications of FATCA on their tender of shares pursuant to the Offer.

        Additional tax on net investment income.    An additional 3.8% tax will be imposed on the "net investment income" of certain U.S. citizens and resident aliens, and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" generally includes gross income from dividends and net gain from the disposition of property, such as the shares, less certain deductions. Each Stockholder should consult the Stockholder's tax advisor with respect to this additional tax.

        United States Federal Income Tax Backup Withholding.    Payments made in connection with the Offer may be subject to information reporting and backup withholding (at a 28% rate). Backup withholding will generally apply to payments of gross proceeds to a United States Holder unless the United States Holder provides its correct taxpayer identification number, certifies that is not subject to backup withholding and otherwise complies with the backup withholding rules. Each United States Holder tendering its shares pursuant to the Offer should complete and sign the IRS Form W-9 included with the Letter of Transmittal in order to provide the information necessary and certifications necessary to avoid backup withholding.

        Backup withholding and information reporting generally will not apply to payments of gross proceeds in the Offer to a Non-United States Holder if the Non-United States Holder submits a properly completed, applicable IRS Form W-8, signed under penalties of perjury, attesting to that stockholder's non-United States status and otherwise complies with the backup withholding rules. The applicable form can be obtained from the IRS website (http://www.irs.gov). Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the Stockholder's U.S. federal income tax liability and may entitle the Stockholder to a refund of any excess amounts withheld, provided that the required information is timely furnished by the Stockholder to the IRS. See Section 3 "Procedures For Tendering Shares" with respect to the U.S. federal income tax backup withholding requirements.

        THIS DISCUSSION IS GENERAL IN NATURE AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR STOCKHOLDER IN LIGHT OF THE STOCKHOLDER'S PARTICULAR CIRCUMSTANCES, OR TO CERTAIN TYPES OF STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER U.S. FEDERAL INCOME TAX LAWS. EACH STOCKHOLDER IS ADVISED TO CONSULT WITH THE STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THE STOCKHOLDER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

15.   Extension of the Offer; Termination; Amendment

        We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for, subject to applicable law, and to postpone payment for shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration per share offered pursuant to the Offer to stockholders or by decreasing or increasing the aggregate purchase price of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through BusinessWire or another comparable service.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

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  we increase or decrease the price to be paid for shares or increase by more than 2% or decrease the number of shares sought in the Offer, or if we increase or decrease the price range to be paid for the shares and, in the event of an increase in the aggregate purchase price of shares purchased in the Offer, the number of shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares; and

  •
  the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, then, in each case, the Offer will be extended so that it will remain open for a period of 10 business days from and including the date that such increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16.   Fees and Expenses

        We have retained Merrill Lynch to act as our Dealer Manager in connection with the Offer.

        The Dealer Manager will receive reasonable and customary compensation in connection with the Offer. We have also agreed to reimburse the Dealer Manager for the fees and disbursements of counsel up to an agreed maximum amount, and have agreed to indemnify the Dealer Manager against various liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

        The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

        Each of the Dealer Manager and its affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including common stock, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Manager and its affiliates at any time may own certain of our securities, including common stock. In addition, the Dealer Manager and its affiliates may tender shares into the Offer for their own account.

        We have also retained D.F. King to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

        We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Section 5 hereof.

        Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.

17.   Miscellaneous

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction within the United States where the making of the Offer or the acceptance of the shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers licensed under the laws of such jurisdiction.

        After completing the Offer, we may purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.

        Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of WLFC or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

Willis Lease Finance Corporation

November 17, 2015

        The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
USA
Telephone: (866) 796-7181 (Toll-Free)
e-mail: infoagent@dfking.com

The Dealer Manager for the Offer is:

BofA Merrill Lynch

Bank of America Tower
One Bryant Park
New York, New York 10036
(888) 803-9655 (Toll-Free)

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
INTRODUCTION
THE OFFER